Exhibit 99.1
                TRANSNET ANNOUNCES $3,500,000 DATA NETWORK AWARD
                             FROM LAFAYETTE COLLEGE


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY - May 10, 2007 - TRANSNET CORPORATION (OTCBB: TRNT), a leading Unified Communications and IT sales and service provider, announced today that it has been selected by Lafayette College in Easton, Pennsylvania as its design partner and system integrator for a major network systems upgrade. The $3.5 million contract includes design services and implementation of advanced data technologies.

Steven J. Wilk, President, said, "We are extremely pleased and gratified to have been selected as the network provider by Lafayette College. This adds to the growing number of large and increasingly sophisticated contracts awarded to TransNet by institutions of higher learning.

"The network, which is based on Cisco Systems' Service Oriented Network Architecture ("SONA") using Multi Protocol Label Switching ("MPLS") for network virtualization, will utilize sophisticated technology in user authentication and computer assessment to centrally manage and protect the security of the network against unauthorized access and use. The benefits of SONA/MPLS include consistent campus wide network access security, centralized network resource security, and centralized network security management. In addition, the network will utilize Cisco Network Admission Control ("NAC") for network security and to ensure compliance of end-user workstations with the College's network security policies. NAC will ensure that network access is qualified by user authentication, will control network access privileges, and prior to network access, will perform specified assessment and required remediation for Microsoft Windows-based computers. These tools will greatly enhance the security of the data network.

"Services under the contract will commence this summer and should be completed by the end of calendar 2007. We look forward to enhancing our relationship and providing our client with unparalleled levels of service and support."

ABOUT TRANSNET
TransNet Corporation is a leading Unified Communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in Eastern Pennsylvania.


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